Exhibit 10.8
February 27, 2009
Via Hand Delivery
Louis F. Holloway
501 S. James M. Campbell Blvd.
Columbia, TN 38401
Dear Louis,
Community First, Inc. (the “Company”) anticipates entering into a Securities Purchase Agreement (the “Participation Agreement”), with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s Capital Purchase Program (the “CPP”) under the Troubled Assets Relief Program (“TARP”). If the Company does not participate or ceases at any time to participate in the CPP, this letter shall be of no further force and effect.
For the Company to participate in the CPP and as a condition to the closing of the investment contemplated by the Participation Agreement, the Company is required to establish specified standards for incentive compensation to its senior executive officers and to make changes to its compensation arrangements. To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:
(1)	No Golden Parachute Payments. The Company is prohibiting any golden parachute payment to you during any “CPP Covered Period”. A “CPP Covered Period” is any period during which (A) you are a senior executive officer and (B) any obligation of the Company arising from financial assistance provided under the TARP remains outstanding.

(2)	Recovery of Bonus and Incentive Compensation. Any bonus, retention award or incentive compensation paid to you during the CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate.

(3)	Compensation Program Amendments. Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to you is hereby amended to the extent necessary to give

Louis F. Holloway
February 27, 2009

effect to provisions (1) and (2). For reference, certain affected Benefit Plans are set forth in Appendix A to this letter.

In addition, the Company is required to review its Benefit Plans to ensure that they exclude incentives for senior executive officers to take unnecessary and excessive risks that threaten the value of the Company during the CPP Covered Period. To the extent any such review requires revisions to any Benefit Plan with respect to you, you and the Company agree to negotiate such changes promptly and in good faith.

(4)	Definitions and Interpretation. This letter shall be interpreted as follows:
•	“Senior executive officer” means the Company’s “senior executive officers” as defined in subsection 111(a)(1) of EESA.

•	“Golden parachute payment” is used with same meaning as in Section 111(a)(2) of EESA.

•	“EESA” means the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, (the “ARRA”) and rules, regulations, guidance or other requirements issued thereunder or agreement, between the Company and Treasury with respect thereto (the “EESA Restrictions”).

•	The term “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b) (as in effect on the Closing Date). You are also delivering a waiver pursuant to the Participation Agreement, and, as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this letter.

•	Provisions (1) and (2) of this letter are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA and the EESA Restrictions (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter).
(5)	Miscellaneous. To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of Tennessee. This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile or portable document format (“.pdf”) form will be deemed an original signature.

Louis F. Holloway
February 27, 2009

The Board appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.
Yours sincerely,
Community First, Inc.

By:	/s/ Marc R. Lively
Name:	Marc R. Lively
Title:	President and Chief Executive Officer

Louis F. Holloway
February 27, 2009

Intending to be legally bound, I agree with and accept the foregoing terms on the date set forth below.
/s/  Louis F. Holloway
Louis F. Holloway
Date: February 27, 2009
cc: Louis F. Holloway, via Hand Delivery

Appendix A
Community First, Inc. 2005 Stock Incentive Plan, as amended, including all equity awards thereunder
Community First, Inc. Stock Option Plan, including all equity awards thereunder
Amended and Restated Employment Agreement, dated as of June 30, 2008, with Marc R. Lively
Change in Control Agreement, dated as of July 18, 2008, with Michael J. Saporito
Change in Control Agreement, dated as of July 18, 2008, with Carl B. Campbell
Change in Control Agreement, dated as of July 18, 2008, with Dianne Scroggins
Community First Bank and Trust 2006 Management Incentive Compensation Plan
Community First Bank and Trust Supplemental Executive Retirement Plan (including Participation Agreements)